Exhibit 10.23

December 18, 2021

Confidential

Laurie Ann Goldman

LA Ventures

15 Sutton Place

New York City, NY 10022

Dear Laurie Ann:

On behalf of the Board of Managers (the “Board”) of Claire’s Holdings LLC (the “Company”), I am pleased to invite you to join the Board and to assume the role of Board Chair, effective as of January 30, 2022.

Your compensation for your service will consist of the following:

•	An annual cash retainer of $125,000, paid quarterly in arrears, for service as a member of the Board.

•	An annual cash retainer of $100,000, paid quarterly in arrears, for service as Board Chair.

•

An initial award of restricted stock units with a grant date target value approximately equal to the product of $37,500 multiplied by a fraction, the numerator of which is the number of days from the date your service on the Board commences to April 12, 2022 and the denominator is 182. This award will vest on April 12, 2022.

•

A one-time award of restricted stock units with a grant date target value of approximately $200,000, which will vest in three equal installments on the first, second, and third anniversaries of the date your service on the Board commences.

Vesting of both equity awards will be contingent on you continuing your service through the vesting date. You will be eligible for additional equity awards on the same terms as other non- employee members of the Board.

As you know, the Company is preparing for an initial public offering. In connection with the IPO, the Compensation and Organization Committee (the “Committee”) of the Board has recommended that the Board approve a new Board compensation program. If approved by the Board, and contingent on the completion of the IPO, the new compensation program will include the following terms:

1.	An annual cash retainer of $75,000, paid quarterly in arrears, for service as a member of the Board.

2.	An annual cash retainer of $100,000, paid quarterly in arrears, for service as Board Chair.

3.	An annual equity grant with a target grant date value of $125,000, with one-year cliff vesting.

For any quarter during which you do not serve on the Board or any applicable Board committee for the full quarter, all applicable cash retainers and fees will be pro rated.

In connection with your Board service, the Company and you agree that as a member of the Board, you will be subject to the terms and conditions of the Company’s certificate of formation and the Amended and Restated Limited Liability Agreement, dated October 12, 2018 (as amended, restated, supplemented or modified from time to time) (the “LLC Agreement”) of the Company, including, without limitation, Section 6 of the LLC Agreement, which provides that you may be removed from your position as a member of the Board in accordance with the terms of such Section. Promptly following any such removal, you shall execute such documents in connection therewith as the Company may reasonably request.

To confirm your acceptance of this offer, please countersign this letter and return it to Brendan McKeough, the Company’s General Counsel, at Brendan.McKeough@Claires.com.

This letter agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. The parties hereto irrevocably select as the sole judicial forum for the adjudication of any matters arising under or in connection with this letter agreement, and consent to the jurisdiction of, the state and United States Federal courts located in the state of Delaware. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directing or indirectly arising out of, under or in connection with this letter agreement or any transaction contemplated hereby. This letter agreement may be executed in counterparts, all of which shall together be considered one and the same instrument. You shall not assign or transfer any rights or obligations hereunder without the prior written consent of the Company.

[Signature page follows]

2400 West Central Road  •  Hoffman Estates  •  IL 60192

t: 847•765•1100    f: 847•765•4676    www.claires.com

Please sign in the space provided below to signify your acceptance of this offer on the terms set forth above.

Sincerely,

CLAIRE’S HOLDINGS LLC

By:	/s/ Samantha Algaze
Samantha Algaze
Board Chair

Acknowledged and agreed

as of the date first above written:

By:	/s/ Laurie Ann Goldman
Laurie Ann Goldman
1/6/2022

2400 West Central Road  •  Hoffman Estates  •  IL 60192

t: 847•765•1100    f: 847•765•4676    www.claires.com